PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750



FOR IMMEDIATE RELEASE             Contact:  John W. Conlon
---------------------                       Chief Financial Officer
August 8, 2003                              (740) 373-3155



                              PEOPLES BANCORP HIRES
                     CONTROLLER AND CHIEF ACCOUNTING OFFICER
             -------------------------------------------------------


        MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced the recent hiring of Donald J. Landers, Jr. as Controller and Chief Accounting Officer. Landers is responsible for all administrative aspects of the accounting, treasury, and finance areas of Peoples Bancorp and its primary subsidiary, Peoples Bank.
         "Don's experience in all financial aspects, especially in financial service companies, will help us continue to meet the demanding requirements of being a publicly traded company," said Jack Conlon, CFO for Peoples Bancorp and Peoples Bank. "Don's strengths are an asset to our leadership team and prepares us well for future growth and expansion."
         Landers will also work on short and long-term financial forecasts, profitability analyses, and capital management initiatives for the company. In addition, he will oversee and work closely with external reporting and investor relations communications.
         Landers has 13 years experience in the finance area of financial services organizations, and is a Certified Public Accountant. Most recently he was employed as a VP of Finance for a regional bank holding company. Landers is a graduate of Marietta College and resides with his family in the Marietta area.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE